FORM 4

[  ] Check this box if no                  ------------------------------------
     longer subject to                                 OMB APPROVAL
     Section 16, Form 4 or                 ------------------------------------
     Form 5 obligations may                 OMB Number                3235-0287
     continue. See Instruction 1(b)         Expires:         September 33, 1998
                                            Estimated average burden
                                            hours per response .............0.5
                                           ------------------------------------


                    U. S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

DRAFT

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
-------------------------------------------------------------------------------
 1. Name and address of Reporting Person

     Angermann                      Randolph                           J.
     --------------------------------------------------------------------
     (Last)                          (First)                         (MI)


     3 Sawmill Road
     --------------------------------------------------------------------
                                    (Street)


     Medford                          NJ                          08055
     --------------------------------------------------------------------
     (City)                         (State)                       (Zip)


-------------------------------------------------------------------------------
 2. Issuer Name and Ticker or Trading Symbol

The Judge Group, Inc. (JUDG)
-------------------------------------------------------------------------------
 3. IRS or Social Security Number
    of Reporting Person (Voluntary)                     000-00-0000
-------------------------------------------------------------------------------
 4. Statement for Month/Year           |  5. If Amendment, Date of
                                       |     Original (Month/Year)
                                       |
-------------------------------------------------------------------------------
 6. Relationship of Reporting Person to Issuer (Check all applicable)

        [  X ]  Director                     [    ]  10% Owner

        [    ]  Officer                      [    ]  Other (specify below)
                (give title below)


                       ----------------------------------
-------------------------------------------------------------------------------
 7. Individual or Joint/Group Filing (Check Applicable Line)

        [  X ]  Form filed by One Reporting Person
        [    ]  Form filed by More than One Reporting Person
-------------------------------------------------------------------------------

------------------------------------------------------------------------------
TABLE I - Non-Derivative Securities Acquired, Disposed of,
          or Beneficially Owned
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security             |  2. Transaction Date      | 3. Transaction Code     | 4. Security Acquired (A) or Disposed
   (Instr. 3)                    |     (Month/Day/Year)      |    (Instr. 8)           |    of (D) (Instr. 3, 4 & 5)
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |     Code    |     V     |      Amount    |  (A)  |     Price
                                 |                           |             |           |                |  (D)  |
-----------------------------------------------------------------------------------------------------------------------------------
 Common Shares                   |  August 1998              |    P        |           |   2,000 sh.    |   A   | $3.2500 per share
-----------------------------------------------------------------------------------------------------------------------------------
 Common Shares                   |  August 1998              |    P        |           |   3,000 sh.    |   A   | $3.2500 per share
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |             |           |                |       |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |             |           |                |       |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |             |           |                |       |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |             |           |                |       |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |             |           |                |       |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |             |           |                |       |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |             |           |                |       |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |             |           |                |       |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |             |           |                |       |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |             |           |                |       |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security             | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                    |    Beneficially Owned at  |    Direct (D) or        |    Ownership (Instr. 4)
                                 |    End of Month           |    Indirect (1)         |
                                 |    (Instr. 3 & 4)         |    (Instr. 4)           |
-----------------------------------------------------------------------------------------------------------------------------------
 Common Shares                   |                           |        D                |
-----------------------------------------------------------------------------------------------------------------------------------
 Common Shares                   |                           |        D                |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |  15,294                   |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
===================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                              SEC 1474 (7-96)

-------------------------------------------------------------------------------
TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  |  2. Conversion or         | 3. Transaction Date     | 4. Transaction | 5. Number of Derivative
   (Instr. 3)                    |     Exercise Price of     |    (Month/Day/Year)     |    Code (Instr.|    Securities Acquired
                                 |     Derivative Security   |                         |    8)          |    (A) or Disposed of
                                 |                           |                         |                |    (D) (Instr. 3, 4 & 5)
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |  Code  |   V   |     (A)     |    (D)
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of  Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 & 4)         |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 | Date          | Expiration   |     Title      |   Amount or Number  |
                                 | Exercisable   | Date         |                |   of Shares         |
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  | 9. Number of Derivative      | 10. Ownership Form of Derivative     | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially   |     Security: Direct (D) or          |     Beneficial Ownership
                                 |    Owned at End of Month     |     Indirect (1) (Instr. 4)          |     (Instr. 4)
                                 |    (Instr. 4)                |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
===================================================================================================================================

Explanation of Responses:

   (01) This statement shall not be deemed an admission that the undersigned is, for purposes of Section 16 or otherwise, the beneficial owner of any of the equity securities covered by this statement.


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


/s/ Randolph J. Angerman                                   September 10, 1998
------------------------------------                       -------------------
Randolph J. Angerman                                              Date

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                        Page 2
                                                                SEC 1474 (7-96)